FIRST AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of January, 2010 amends that certain Subadvisory Agreement effective May 18, 2006 (the “Agreement”) among Virtus Insight Trust (formerly known as Phoenix Insight Funds Trust) (the “Fund”), a Massachusetts business trust on behalf of its series Virtus Emerging Markets Opportunities Fund (formerly known as Phoenix Insight Emerging Markets Fund) (the “Series”), Virtus Investment Advisers, Inc. (formerly known as Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the “Adviser”) and Vontobel Asset Management, Inc., a New York corporation (the “Subadviser”) as follows:

1.	All references to Phoenix Investment Counsel, Inc. are hereby deleted from the Agreement and Virtus Investment Advisers, Inc. is substituted in its place.

2.	All references to Phoenix Insight Funds Trust are hereby deleted from the Agreement and Virtus Insight Trust is substituted in its place.

3.	Phoenix Insight International Fund has been merged out of existence and therefore, all references to Phoenix Insight International Fund are hereby deleted from the Agreement.

4.	The name of the Series party to this Agreement has been changed as follows: Phoenix Insight Emerging Markets Fund is now Virtus Emerging Markets Opportunities Fund.

5.	The Notices provision of the Agreement is hereby deleted and the following is substituted in its place:

19. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

(a)	To the Adviser or the Fund at:

Virtus Investment Advisers, Inc.

100 Pearl Street

Hartford, CT 06103

Attn: Kevin J. Carr, Vice President and Clerk

Telephone: (860) 263-4791

Facsimile: (860) 241-1028

Email: kevin.carr@virtus.com

(b)	To the Subadviser at:

Vontobel Asset Management, Inc.

1540 Broadway, 38th Floor

New York, NY 10022

Attn: Joseph Mastoloni, First Vice President and

Chief Compliance Officer

Telephone: (212) 415-7051

Facsimile: (646) 840-5864

Email: Joseph.Mastoloni@vusa.com

6.	Schedule C to the Agreement is hereby deleted and Schedule C attached hereto is substituted in its place to reflect changes in Virtus Emerging Markets Opportunities Fund’s investment subadvisory fee.

7.	Schedule F to the Agreement is hereby deleted and Schedule F attached hereto is substituted in its place to reflect the deletion of Phoenix Insight International Fund.

8.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement.

9.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.

VIRTUS INSIGHT TRUST

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Frank G. Waltman
Name:	Frank G. Waltman
Title:	Senior Vice President

ACCEPTED:

Vontobel Asset Management, Inc.

By:	/s/ Heinrich Schleger
Name:	Heinrich Schleger
Title:	President

Vontobel Asset Management, Inc.

By:	/s/ Joseph Mastoloni
Name:	Joseph Mastoloni
Title:	CCO

SCHEDULES:	A.	Operational Procedures
	B.	Record Keeping Requirements
	C.	Fee Schedule
	D.	Subadviser Functions
	E.	Form of Sub-Certification
	F.	Designated Series

SCHEDULE C

SUBADVISORY FEE

(a) For services provided to the Fund, the Adviser will pay to the Subadviser, a fee, payable in arrears, at the annual rate stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

(b) The fee to be paid to the Subadviser is to be 50% of the net advisory fee. For this purpose, the “net advisory fee” means the advisory fee paid to the Adviser after accounting for any applicable fee waiver and/or expense limitation agreement, which shall not include reimbursement of the Adviser for any expenses or recapture of prior waivers. In the event that the Adviser waives its entire fee and also assumes expenses of the Fund pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount. However, because the Subadviser shares the fee waiver and/or expense assumption equally with the Adviser, if during the term of this Agreement the Adviser later recaptures some or all of the fees so waived or expenses so assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser 50% of the amount recaptured.

SCHEDULE F

DESIGNATED SERIES

Virtus Emerging Markets Opportunities Fund